Exhibit 10.20

TWITTER

2013 TARGET COMMISSION PLAN

FOR

ADAM BAIN

Purpose

This Twitter 2013 Target Commission Plan (the “Plan”) describes the terms and conditions for earning Commissions, and the manner and rates at which Commissions may be earned and paid. The Plan is intended to reward you (the “Eligible Employee”) for your achievement against specified goals. The Plan has been designed to pay competitively and to align with the Company’s growth strategies.

Duration

This Plan is in effect as of January 1, 2013, and replaces and supersedes all previous plans, agreements, and understandings between the Eligible Employee and the Company, whether verbal or in writing, in relation to the amount and the method for payment of Commissions, and other subjects covered herein. Any changes to the terms set out in this Plan must be in writing and signed by the Plan Manager. Net Revenue Served in 2013 will be eligible for Commissions under this Plan. The Plan terminates upon the earlier of December 31, 2013, or when replaced by a new Plan, at the discretion of Twitter (through the Plan Manager).

Eligibility

To be eligible for Earned Commissions under this Plan, you must: (1) be employed by the Company; (2) fulfill all of the conditions to Earning the Commissions as set forth in this Plan and your Target Document for each Measurement Period; and (3) sign and return acknowledgement of this Plan and the associated Target Documents. By for participating in this Plan, the Eligible Employee is not eligible to participate in any other Company commission plan during the duration of the Plan.

Definitions

As used in this Plan, the terms and phrases below have the following meanings:

Account – A specified business or portion of a business organization.

Advances – Any and all Commissions paid before being fully Earned, whether or not labeled or described as such, which are based on Commissions anticipated to be earned. Cumulative Advances are reconciled against Earned Commissions, or other amounts, as set forth in this Plan and at the end of each Measurement Period. When an Advance exceeds the amount of Earned Commissions, the difference owed by the Eligible Employee generally is carried forward until reconciled against Commissions in one or more later Measurement Period(s), as set forth in this Plan. Advances are provided at the discretion of Twitter, and can be increased, decreased, or eliminated entirely, at any time in the Company’s sole discretion, to the greatest extent permissible by applicable law.

Advertiser – The term “advertiser” may be used interchangeably with “clients” and/or “customers” to describe the Company’s paid advertisers.

Base Pay – The minimum guaranteed form of payment to the Eligible Employee for services during his active employment with Twitter, which form of payment may be expressed as an hourly, weekly, monthly, or annual pay rate. Base pay does not include Commissions under this Plan, nor does it include benefits or other forms of compensation that are or may be offered by the Company, unless otherwise required by applicable law.

Commissions – A Commission is compensation the Eligible Employee may earn based on successful sales activities as set forth in his Target Document.

Company – The specific company within the Twitter group of companies that employs the Eligible Employee under this Plan.

Curve – A graphical depiction of Commission payouts relative to increasing Target achievement. Various Curves are depicted in the earnings charts contained in this Plan.

Earned Commission – A Commission payment becomes Earned only if each and every one of the following conditions is met: (1) you are an Eligible Employee; (2) you are employed by the Company on the date a Commission is determined to be Earned subject to the terms of this plan; (3) Twitter receives full payment within six months of invoicing from an Advertiser for Served ads; (4) such invoicing results in Net Revenue; and (5) all other earnings criteria as set out in this Plan and the associated Target Document are met. Commissions paid out prior to being Earned are Advances. Unless already Advanced, all Earned Commissions will be paid no later than the next regularly scheduled payroll period.

Measurement Period – A three calendar month quarter during Twitter’s fiscal year, which coincides with the calendar year, beginning January 1 and ending the following December 31. The quarterly Measurement Periods are: Q1 = January 1–March 31; Q2 = April 1–June 30; Q3 = July 1–September 30; Q4 = October1–December 31.

Net Revenue – Amounts actually paid from Advertisers for Served and invoiced advertisements within six months of invoicing, after applying any applicable discounts. Net Revenue excludes each of the following types of revenue:

•	Self-serve ads – including ads the submitted by the advertiser directly through the Company’s online ads platform;

•	House ads – including advertisements running on Twitter-owned handles or, in rare cases, as part of a customer test;

•	Value-ads – including bonus media offered to the customer without cost, in addition to a paid media buy;

•	Make-goods – including bonus media credits granted to a customer;

•	Pro-bono advertisements – including free spend granted by the Company to a qualifying non-profit; and

•	Paid non-profit bonuses (i.e., free bonus impressions given after a non-profit pays and completes a Twitter buy).

On Target Earnings (OTE) –The sum of the Eligible Employee’s Target Commissions at 100% of achievement, plus Base Pay.

Plan Manager – Twitter’s Chief Financial Officer. Only the Plan Manager may authorize changes to the Plan.

Region – The geographically based territory or market assigned to the Eligible Employee that constitutes his book of business in whole or part.

Served – Occurs when all or some portion of a customer’s advertising intention signified in an insertion order actually results in a run advertisement. Only the Net Revenue from the portion of the advertising that actually runs has been “Served” and will be eligible for Commissions.

Slope – The ratio between the percentage of payout of Target Commissions for the Eligible Employee and his percentage achievement of identified Target(s), and associated with a particular band on a payout Curve.

Target – One or more quantifiable sales objective(s) that serve as a goal during a specified Measurement Period, and which determines in whole or part the commission earning possibilities under this Plan. A Target may sometimes be referred to as a “quota” internally. The Eligible Employee under this Plan is assigned an individual Target, a team Target, or both, which Target(s) will be specifically set out in a Target Document for such Eligible Employee. Targets are determined by and may be revised at any time in the discretion of the Company, to the greatest extent permissible by applicable laws.

Target Document – The document, which will be provided to you prior to the beginning of each Measurement Period, that sets out individual and/or team Targets for the Eligible Employee under this Plan, and for a given Measurement Period. The Eligible Employee must sign acknowledgement of the Target Document for each Measurement Period. The Eligible Employee’s Target Document becomes part of, and incorporated into this Plan for the governing Measurement Period.

Team Target – The Target set for a given Team Vertical or Region, for which certain the Eligible Employee may earn Commissions under this Plan, as identified in his Target Document.

Team Vertical – Refers to a team grouped to work cooperatively together and/or aligned to a particular industry, niche market, or other business category or characteristic, as defined by Twitter. Examples of potential Team Verticals include, but are not limited to, Entertainment, Finance, Automotive, etc. Team Verticals are selected in the absolute discretion of management based on business reasons, and will vary over time.

Total Target Commissions – The amount identified in the Target Document that would be earned as commissions at 100% achievement of individual and/or Team Target(s), as applicable, for the Measurement Period.

Twitter – Twitter, Inc., a Delaware corporation.

Advances and Reconciliations

For the purpose of timely payouts, Commissions may, in the Company’s sole discretion, be Advanced following the end of each Measurement Period on the assumption that the Commission will be Earned. Any payment of Commissions made to the Eligible Employee prior to being Earned is an Advance.

If the Eligible Employee receives Advances under this Plan, he authorizes Twitter to reconcile any Advance by deducting Advances from the Eligible Employee’s Earned Commissions, other Advances, bonuses, severance, pay-in-lieu of notice, expense reimbursements, and other amounts due to the employee, up to the maximum extent permitted by applicable law. The Eligible Employee also agrees to repay Twitter any amounts Advanced that are not Earned. However, in no event will any reconciliation against Advances be made against an employee’s Base Pay.

Also, unless prohibited by applicable law, Twitter reserves the right to reconcile Advances as set forth above if revenue is deemed to be uncollectible. An uncollectable Account is defined as either being six (6) months past due, or written off by Accounting. An Account is written off when there is a good-faith reason to conclude that an amount will not be collected – such as a when a customer is in bankruptcy – in the sole discretion of Twitter. If an amount that was previously written off is later collected, the Net Revenue will be eligible for Earned Commissions in the Measurement Period in which the Net Revenue is received, if the Eligible Employee is still employed by Twitter at the time the Net Revenue is collected, and as permitted by law.

Failure to promptly repay the full amount of an Advance when requested by Twitter may result in legal action by Twitter to recover the full amount of the Advance still owed after any reconciliation, to the extent permissible by applicable law. If Twitter cannot fully deduct or the employee fails to repay unearned Advances in full, the employee agrees to pay Twitter’s reasonable attorneys’ fees and costs incurred in recovering the Advances owed from the employee, to the maximum extent permissible by applicable law.

Leaves of Absence

If the Eligible Employee is on a Company-approved leave of absence, he is entitled to be paid Advances or Earned Commissions for Served advertisements invoiced by him prior to the date the leave commences, which amounts will be considered Earned or Advanced and paid on the same timing as described above. Please see the Company’s applicable leaves of absence policies or applicable employment agreements for general information on leaves. Unless prohibited by law, Twitter retains sole discretion to determine eligibility for Commissions or Advances, to re-assign Accounts or Regions, to pro-rate Targets or OTE, or to determine splits under this Plan during a leave.

Termination

In the event the Eligible Employee’s employment is terminated for any reason, by the employee or the Company, he will be paid all Earned Commissions through the last day of active employment, or as required by applicable law. Payments, where due, will be made as soon as calculable,, or as required by applicable law. No Commission will be paid if the Eligible Employee’s employment terminates prior to the Commission being Earned. In other words, the Eligible Employee will not be eligible to Earn Commissions for Served advertisements if all requirements for Earning a Commission under this Plan have not been met by the Eligible Employee’s last date of active work, except where prohibited by applicable law. Nothing in this Plan guarantees employment for any period of time or alters the Eligible Employee’s or the Company’s ability to terminate employment as permitted by applicable law.

Transfer or Promotion

In the event the Eligible Employee is transferred or promoted out of a position covered by the Plan, he will be paid all Earned Commissions through the effective date of the change in status. If the Eligible Employee is transferred or promoted, achievement toward Targets will be calculated and prorated based on the proportion of the Measurement Period actively employed in the covered position.

Plan Review, Modification, and Termination

As Twitter is a rapidly developing business, Twitter will do its best to make good-faith revenue predictions with uncertain and changing information. Underlying the Targets are assumptions around product delivery, revenue predictions, hiring plans, and broad business factors. Unforeseen factors may change our assumptions and impact revenue projections, or Net Revenue recognized, adversely or otherwise. For these and other reasons, this Plan and the Target Document are subject to modification at the sole discretion of Twitter at any time, to the greatest extent permissible by applicable law. This Plan and the Target Document can be changed only by a written communication signed by the Plan Manager.

Ethical Considerations

All sales activities must be conducted in full compliance with all applicable laws and relevant regulations (including, but not limited to, the Foreign Corrupt Practices Act and the UK Bribery Act), the Company’s Code of Conduct, and generally recognized ethical and legal business standards. Any failure to adhere to ethical and legal business standards will subject an employee to disciplinary action, up to and including immediate termination of employment, and revocation of the right to Commission compensation under this Plan, in accordance with applicable law.

Exceptions Process and Disputes

The Plan Manager reserves the right to review and approve exceptions to earnings criteria under this Plan and any related Target Document, such as where unforeseen circumstances negatively impact the Target earning potential (e.g., acts of God, major industry changes, bankruptcy of major Account, etc.), to the extent permissible by applicable law. Exceptions will be reviewed on a case-by-case basis at the request of the Eligible Employee.

Conflict Resolution

All disputes regarding the interpretation, application or earning of Commissions must be submitted to the Eligible Employee’s manager within thirty days of the dispute first arising. Any dispute not resolved between the Eligible Employee and his manager within thirty days will be submitted to the Plan Manager within thirty days thereafter. The Company will have final and absolute authority to resolve any and all disputes related to the Plan and all Targets.

Severability

In the event that any portion or provision of this Plan becomes or is declared void by a court or administrative agency to be illegal, unenforceable or void, this Plan shall continue in full force and effect without said provision or portion.

Arbitration

Both the Eligible Employee and Twitter agree to arbitrate all employment claims, including but not limited to, any and all claims for commissions or any other claim arising out of or related to this Plan in accordance with the arbitration provisions required by Twitter as set forth in Twitter’s Employee Invention Assignment and Confidentiality Agreement.

X	/S/ Mike Gupta
MIKE GUPTA
PLAN MANAGER

COMPLETE AGREEMENT AND ACCEPTANCE

I acknowledge that I have read, understand, and agree to comply with all of the terms and conditions of this Plan and my Target Document, and authorize deductions from my wages, including from final pay, for Advances as set forth herein, to the maximum extent permissible by applicable law.

/s/ Adam Bain
Adam Bain

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